Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-239188 and No. 333-263533) of The AZEK Company Inc. of our report dated November 29, 2023, except for the effects of the restatement discussed in Note 1A to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is June 14, 2024, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
June 14, 2024